Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT:

Glimcher Realty Trust www.glimcher.com

GLIMCHER
Lisa A. Indest, VP, Finance and Accounting
(614) 887-5844
lindest@glimcher.com

Monday, March 29, 2010

GLIMCHER CLOSES ON JOINT VENTURE WITH THE BLACKSTONE GROUP

Joint Venture Acquires Lloyd Center and WestShore Plaza

COLUMBUS, Ohio, March, 29, 2010 /Businesswire-FirstCall/ -- Glimcher Realty Trust (NYSE: GRT) announced today that it has closed on its previously discussed joint venture with The Blackstone Group® for the acquisition and management of two regional malls. An affiliate of Blackstone will acquire 60% of the joint venture and an affiliate of Glimcher will retain the remaining 40% interest.

The assets for the joint venture consist of two existing Glimcher mall properties: Lloyd Center in Portland, Oregon and WestShore Plaza in Tampa, Florida.  The gross value for the combined transaction is approximately $320 million and includes assumption of the approximately $215 million in mortgage loans currently in place on the properties.  The transaction generated net proceeds of approximately $60 million to Glimcher after considering debt assumption fees and ordinary closing costs.  These proceeds were applied against outstanding borrowings under Glimcher’s credit facility.  Accordingly, the current outstanding balance on the credit facility has been reduced to approximately $232 million.  Glimcher Properties Limited Partnership will continue to manage the operation of Lloyd Center and WestShore Plaza.

 “We are excited about our new relationship with Blackstone, a highly-respected and strategic investor, which furthers our goal of raising additional capital now while positioning our mall platform for future potential growth as the economy recovers,” stated Michael P. Glimcher, Chairman of the Board and CEO of Glimcher.

About Glimcher Realty Trust:
Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes enclosed regional malls and open-air lifestyle centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.  Glimcher® is a registered trademark of Glimcher Realty Trust.

Forward Looking Statements:
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in our debt instruments, failure of Glimcher to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls,  increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.